SETTLEMENT AND LICENSE AGREEMENT

This Settlement and License Agreement (“Agreement”) is entered into as of March 5, 2012 (the “Effective Date”) by and between LML Patent Corp., a corporation organized under the laws of Delaware (“Plaintiff”), and JPMorgan Chase Bank, N.A. , a national association with a principal place of business at 270 Park Avenue, New York, NY  10017 (“Defendant”).

WHEREAS, Plaintiff has filed an action against Defendant for patent infringement in an action styled 2:08-cv-00448-DF, LML Patent Corp. v. JP Morgan Chase & Co. et al., pending in the United States District Court for the Eastern District of Texas, Marshall Division (the “Litigation”); and

WHEREAS, the Plaintiff and Defendant (collectively the “Parties”) have with mutual consent agreed to settle fully and finally the claims of patent infringement.

NOW, therefore, in exchange for mutual promises and covenants contained in this Agreement, the Parties agree as follows:

1.           DEFINITIONS

The terms set forth below shall have the following meanings in the Agreement:

1.1           “Defendant” shall mean JPMorgan Chase Bank, N.A.

1.2           “Plaintiff” shall mean LML Patent Corp. and all of its parent(s), Affiliates, and direct and indirect subsidiaries.

1.3           “Patents” shall mean (i) all classes and/or types of patents, including utility patents, utility models, design patents, invention certificates, reexaminations, reissues, extensions and renewals and (ii) all applications (including provisional and nonprovisional applications), continuations, divisionals, continuations-in-part, and rights to inventions for which applications may be filed, for these classes or types of patents.  The term “Patents” does not include any copyrights, trademarks, mask work rights, or trade secret rights.

1.4           “Person” shall mean an individual, trust, corporation, partnership, joint venture, limited liability company, association, unincorporated organization or other legal or governmental entity.

1.5           “Plaintiff Patents” shall mean (i) those Patents listed in Exhibit A to this Agreement, (ii) all Patents existing or subsequently filed or issuing from applications from which the listed Patents claim priority, (iii) all Patents existing or subsequently filed or issuing from continuations, divisionals, continuations-in-part, reexaminations, reissues, extensions, and renewals of any listed Patents and those Patents claiming priority to the listed Patents, and related applications thereof whether or not such applications are listed in Exhibit A, and (iv) all foreign counterpart patents and patent applications, whether now existing or existing at any time in the future, which claim priority to any of the patents or patent applications covered by subparts (i) – (iii) of this Section.

1.6           “Affiliates” of a Party shall mean any and all assets, persons, businesses, or business units, now or in the future, so long as the following ownership and control exist, that: (i) own or control, directly or indirectly, the Party; or (ii) are owned or controlled, directly or indirectly, by the Party.  For the purposes of this definition, “controlled” means possession, direct or indirect, of (a) the power to direct or cause direction of the management and policies of such asset, person, business, or business unit (whether through ownership of securities or other ownership interests), or (b) 50% or more of the voting securities (whether directly or pursuant to any option, warrant, or other similar arrangement) or the power to elect 50% or more of such other asset, person, business, or business unit’s board of directors or other managing authority, or other comparable equity.

1.7           “Exploit” or “Exploitation” means to directly or indirectly make, have made, use, have used, sell, offer to sell, own, order, design, purchase, obtain, acquire, receive, build, license, deliver, lease, import, export, host, distribute, provide, supply, and/or dispose of, and/or the exercise of any acts that would constitute patent infringement (whether direct, indirect, literal or under the doctrine of equivalents) in conjunction with Defendant’s products or services, whether any of the foregoing occur before, as of, or after the Effective Date.

2.           RELEASES AND COVENANTS

2.1           Plaintiff Release.  Plaintiff, for itself and for its successors and assigns, releases Defendant and its Affiliates, and their officers, directors, managing members, employees, agents and attorneys from all causes of action, judgments, liens, and losses of every kind related to the Plaintiff Patents and which arose prior to the Effective Date, whether known or unknown, and the conduct of settlement negotiations occurring before the Effective Date (except for representations or obligations expressly included in this Agreement).  This release extends to and includes third parties, including without limitation direct and indirect customers, suppliers, distributors, buyers, vendors, partners, resellers, users, and end users, based on their use, manufacture, sale, resale, or other Exploitation (in whole or in part) of products, software and/or services supplied by Defendant and its Affiliates.

2.2           Defendant Release.    Defendant, for itself and for its successors and assigns, releases Plaintiff and its Affiliates, its officers, directors, managing members, employees, agents, advisors and attorneys from liability related to the Plaintiff Patents, the conduct of the Litigation, any counterclaims asserted, and the conduct of settlement negotiations occurring before the Effective Date (except for representations or obligations expressly included in this Agreement).

2.3           Exclusion.  The release in Section 2.2 does not extend to any financial relationships or banking obligations that Plaintiff may have with Defendant or any of Defendant’s Affiliates.

3.           GRANTS, COVENANTS AND FURTHER ASSURANCES

3.1           Plaintiff License to Defendant.  Subject to the payment provided under Section 5 and the terms and conditions of this Agreement, Plaintiff hereby grants to Defendant and its Affiliates a non-exclusive, worldwide, irrevocable, perpetual, fully paid-up, royalty-free, non-transferable (except as provided for in Section 7) license, to make, have made, use, sell, offer for sale, and import all future and existing products, software and/or services of Defendant and its Affiliates that are claimed under the Plaintiff Patents.  This grant includes a license to practice processes and methods under the Plaintiff Patents throughout the world in all fields of use to the end of the term for which the Plaintiff Patents are granted.  This license exhausts all rights in the Plaintiff Patents and extends to third parties, including without limitation any direct and indirect customers, suppliers, distributors, buyers, vendors, partners, resellers, users, and end users, to the extent of their use, manufacture, sale, resale, or other Exploitation of (a) products, software and/or services supplied by Defendant and its Affiliates, or (b) any combination in which any products, software and/or services supplied by Defendant and its Affiliates is a material component of, or performs a material step of, any claim of the Plaintiff Patents.

3.2           Further Assurances.  The Parties shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances and assurances as are required under applicable law or court order for the carrying out and performance of all the terms of this Agreement, as reasonably requested by the other Party.

4.           DISMISSAL OF LITIGATION

4.1           Timing of Dismissal.  Within five (5) business days after the payment of the consideration to Plaintiff under Section 5.1 below, the parties shall cause their respective counsel to execute and file the stipulated motion and proposed order as set forth in Exhibit B dismissing with prejudice all claims and counterclaims.  The Parties shall promptly proceed with all additional procedures needed to dismiss the Litigation.  The Parties agree that the settlement of the Litigation is intended solely as a compromise of disputed claims, counterclaims, and defenses, and does not constitute any admission of liability on the part of either Party.  The Parties agree that they shall bear their own costs and attorneys’ fees relating to the Litigation and to the negotiation of this Agreement.

5.           CONSIDERATION

5.1           Payment.  In consideration of the licenses, releases, and covenants granted by Plaintiff and the dismissal by Plaintiff of the identified Litigation, Defendant agrees to pay to Plaintiff a total of four million five hundred thousand dollars ($4,500,000 US).  Defendant shall pay Plaintiff no later than March 30, 2012 by wire transfer to an account specified by Plaintiff in a letter with Plaintiff’s letterhead to Defendant. No other payments of money are required by this Agreement.  As a pre-condition to payment, Plaintiff shall provide any W-9, related forms, or any other documentation as requested by the Defendant, as long as the request for such forms is provided to Plaintiff three days in advance of the payment deadline.

5.2           Settlement Only.  The Parties agree this is a litigation settlement and no representation is made that the foregoing consideration represents a reasonable royalty for the infringement alleged in the Litigation.

5.3           Taxes.  All taxes imposed as a result of the existence of this Agreement or the performance hereunder shall be paid by the Party required to do so by applicable law.

6.           TERM

6.1           Term.  The term of this Agreement shall commence upon the Effective Date and shall continue until the expiration of the last-to-expire Plaintiff Patent, unless earlier terminated as allowed by this Agreement.

6.2           Termination.  If Defendant, or an assignee of Defendant pursuant to Section 7 of this Agreement, materially breaches this Agreement by failing to pay the full amount due under Section 5.1 and does not cure such breach within ten business days after written notice from Plaintiff, the Plaintiff may seek specific performance of this agreement, or alternatively at the Plaintiff’s election, the license granted by Section 3.1 of this Agreement may be terminated upon written notice to that effect from Plaintiff at any time after such ten business day period.

6.3           Survival.  In the event of termination pursuant to Section 6.2, the license and covenants and release granted to the breaching party hereunder shall terminate as of the date that such termination takes effect and the non-breaching party shall retain its remedies for such breach, accruing from the date of such breach.  The provisions of Section 8 shall survive the termination of this Agreement.

7.           ASSIGNMENT AND CHANGE OF CONTROL

7.1           Permissible Assignment.  This Agreement, and the licenses granted to Defendant hereunder, may be assigned or transferred by Defendant, without the prior written permission of Plaintiff, to any of the following entities who agree to comply with the duties of Defendant in this Agreement: (i) to any of Defendant’s Affiliates, (ii) an acquirer of all or substantially all of the equity or assets of a business/(es) to which this Agreement relates,  (iii) to any other federally regulated financial institution that is legally, financially and operationally capable of assuming Defendant’s obligations hereunder, or (iv) the surviving entity/(ies) in any merger, consolidation, equity exchange, or other reorganization of their business to which this Agreement relates.  In the case of Sections 7.1(ii) and 7.1(iii), such assigned rights shall not extend to products or services made or sold by the acquiring entity prior to the date of such assignment or acquisition.

7.2           No Other Assignment.  Except as specified in Section 7.1, this Agreement may not be assigned by Defendant without the prior written permission of Plaintiff, and any attempt to assign without such permission will be void.

7.3           Assignment by Plaintiff.  Plaintiff or its Affiliates may assign Plaintiff’s rights under this Agreement and may sell, transfer, or license the Plaintiff Patents, but only provided that such sale, assignment, transfer, or license is made subject to the terms of this Agreement, including all licenses, rights, covenants, immunities, releases, and duties.

8.           MISCELLANEOUS PROVISIONS

8.1           Plaintiff’s Representations, Warranties and Covenants.

a.           Plaintiff represents and warrants as of the Effective Date that: (i) Plaintiff owns the Plaintiff Patents and the exclusive right to enforce such Plaintiff Patents for the Term, and has the right to grant releases and licenses with respect to the Plaintiff Patents of the full scope set forth herein without payment of any consideration to any third party; (ii) it has not assigned or otherwise transferred to any other Person any rights to the Plaintiff Patents that would prevent Plaintiff from entering into this Agreement or that would in any way interfere or be inconsistent with the license granted to Defendant herein; and (iii) it, and the Person executing on its behalf, have the power and authority to enter this Agreement, and bind Plaintiff to each and every obligation hereof.

b.           Plaintiff represents and warrants that, upon the grant of the rights to Defendant provided herein, neither Plaintiff nor any third party holds or retains any right in the Plaintiff Patents identified on Exhibit A for which such party would now or at any time have any claim against Defendant or Defendant’s customers or licensees under any of Plaintiff’s Patents identified on Exhibit A for any making, having made, selling, offering for sale, importing or any other Exploitation of any product or practicing any method.

c.           In the event that either (i) a court of competent jurisdiction determines that Plaintiff did not have the right to grant the licenses, releases, and other rights set forth in this Agreement (either during the pendency of the Litigation or on the Effective Date) or (ii) any third party makes any claims against Defendant, its Affiliates, or its authorized (as listed in Sections 2.1 and 3.1) third parties, then (1) Defendant reserves the right to raise any and all defenses to allegations of infringement of the Plaintiff Patents, (2) Plaintiff agrees to indemnify and hold Defendant harmless from any claim brought by a Person or third party who claims any interest in, or any right to recover under, or assert any rights in the Plaintiff Patents, in an amount equal to the payment by Defendant under this Agreement and any other damages incurred by Defendant; and (3) Plaintiff and its Affiliates agree that they will cooperate with and support Defendant in any legal proceeding in which Defendant is seeking to establish its defenses to the allegations of infringement of the Plaintiff Patents (where such defenses are based on the existence of a license or release from Plaintiff to Defendant).

d.           Plaintiff hereby covenants that, in the event Plaintiff sells or transfers any of the Plaintiff Patents, it will make any such sale or transfer subject to the rights granted in this Agreement.

e.           Plaintiff acknowledges, accepts, represents and warrants that, with respect to the subject matter of this Agreement it, and the Person executing this Agreement on its behalf, have the power and authority to enter this Agreement, and bind Plaintiff to each and every obligation hereof.

f.           Plaintiff and its Affiliates represent and warrant that the Patents identified on Exhibit A are the only patents which LML or its Affiliates own or have a right to enforce as of the Effective Date.

8.2           Defendant’s Representations, Warranties and Covenants.  Defendant acknowledges, accepts, represents and warrants that, with respect to the subject matter of this Agreement it, and the Person executing this Agreement on its behalf, have the power and authority to enter this Agreement, and bind Defendant to each and every obligation hereof.

8.3           Exclusions.  Nothing contained in this Agreement shall be construed as:

                      1.           a warranty or representation by any Party that any manufacture, sale, use or other disposition of products by the other Party has been or will be free from infringement of any Patents not licensed under this Agreement;

       2.           an agreement by either Party to bring or prosecute actions or suits against third parties for infringement, or conferring any right to the other Party to bring or prosecute actions or suits against third parties for infringement;

                      3.           conferring any right to the other Party to use in advertising, publicity, or otherwise, any trademark, trade name or names of either Party, or any contraction, abbreviation or simulation thereof without the prior written consent of the other Party;

                      4.           conferring by implication, estoppel or otherwise, upon either Party, any right or license under other patents except for the rights and licenses expressly granted in this Agreement; or

                      5.           an obligation to furnish any technical information or know-how.

8.4           Confidentiality.  From the Effective Date, neither Party shall disclose the existence or terms of this Agreement except:

a.           with the prior written consent of the other Party;

b.           to any governmental body having jurisdiction and specifically requiring such disclosure;

c.           as required by law, including the requirements of a public offering or securities filing;

d.           to a Party’s accountants, legal counsel, tax advisors and other financial and legal advisors, subject to obligations of confidentiality and/or privilege at least as stringent as those contained herein;

e.           as required during the course of litigation (including in response to a valid subpoena) and subject to protective order; provided however, that any production under a protective order would be protected under an “Attorneys Eyes Only” or higher confidentiality designation;

f.           with obligations of confidentiality at least as stringent as those contained herein, to a counterparty in connection with a proposed merger, acquisition, financing or similar transaction;

g.           by either Party, in connection with the enforcement of this Agreement or rights under this Agreement;

h.           by  Defendant to its direct and indirect customers, suppliers, distributors, buyers, vendors, partners, resellers, users, and end users, under a confidentiality agreement, provided that such disclosure shall be limited to the scope of the licenses and releases granted to Defendant under Sections 2 and 3 of this Agreement; or

i.           by a Party (i) if that Party forms a good faith belief that disclosure is required under applicable securities regulations or listing agency requirements, including for the purpose of disclosure in connection with the Securities and Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, National Instrument NI 51-102 (under Canadian law), as amended, and any other reports filed with the Securities and Exchange Commission, or any other filings, reports, or disclosures that may be required under applicable laws or regulations, and/or (ii) in its financial statements as it is required to do under applicable generally accepted accounting principles or international financial reporting standards, as the case may be, while acting in reliance on its auditors.  Specifically, Plaintiff may disclose, via press release, the fact of and the amount of the settlement if necessary to comply with securities regulations.

Further provided, however, that prior to any such disclosure pursuant to above Section 8.4, paragraphs (b) and/or (e), the Party seeking disclosure shall promptly notify the other Party and, that prior to any such disclosure, take reasonable actions in an effort to minimize the nature and extent of such disclosure.

8.5           Notices.  All notices required or permitted to be given in this Agreement shall be in writing and shall be delivered by hand, or if dispatched by prepaid air courier with package tracing capabilities or by registered or certified airmail, postage prepaid, addressed as follows:

To Plaintiff:

Mr. Patrick H. Gaines
President
LML Patent Corp.
505Travs St.
Suite 216
Marshall,  TX  75670

With a copy to:

LML Patent Corp.
Corporate Secretary
1680 – 11140 W. Pender St.
Vancouver, BC V6E 4G1

To Defendant:

JPMorgan Chase Bank, NA
1 Chase Manhattan Plaza, fl 25
New York, New York 10018
Attention: Michael Pearce

With a copy to:

Paul Berman
Covington Burling LLP
1201 Pennsylvania Avenue, N.W.
Washington, D.C. 20004-2401

Such notices shall be deemed to have been served when received by addressee.  Either Party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such Party as above provided at such changed address.

8.6           Publicity.  Except for the statement jointly agreed to in Exhibit C, neither Party will issue a press release or any other announcement or public statement regarding this Agreement or the relationship contemplated herein unless both parties provide prior consent in writing.  The parties shall direct their representatives not to make any disclosures of the terms of this Agreement.

8.7           Governing Law / Jurisdiction.  This Agreement and matters connected with the performance of this Agreement shall be interpreted, enforced and governed in accordance with the laws of the United States of America and the State of New York, without reference to conflict of laws principles.  Plaintiff and Defendant agree (a) that all disputes and litigation regarding this Agreement, its construction and matters connected with its performance be subject to the exclusive jurisdiction of the state and federal courts in the Southern District of New York or the Eastern District of Texas (the “Courts”), and (b) to submit any disputes, matters of interpretation, or enforcement actions arising with respect to the subject matter of this Agreement exclusively to one of the Courts.  The Parties hereby waive any challenge to the jurisdiction or venue of the Courts over these matters.  The Parties specifically agree that the United States Court for the Eastern District of Texas has both jurisdiction to enforce the payment required in Section 5.1 above and power to order specific performance of the payment terms of Section 5.1 above.

8.8           Bankruptcy.  Each Party acknowledges that all rights and licenses granted by it under this Agreement are, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.  Each Party acknowledges that if such Party, as a debtor in possession or a trustee-in-bankruptcy in a case under the Bankruptcy Code, rejects this Agreement, the other Party may elect to retain its rights under this Agreement as provided in Section 365(n) of the Bankruptcy Code.  Each Party irrevocably waives all arguments and defenses arising under 11 U.S.C. 365(c)(1) or successor provisions to the effect that applicable law excuses the Party, other than the debtor, from accepting performance from or rendering performance to an entity other than the debtor or debtor in possession as a basis for opposing assumption of the Agreements by the other Party in a case under Chapter 11 of the Bankruptcy Code to the extent that such consent is required under 11 U.S.C. § 365(c)(1) or any successor statute.  Any change of control resulting from any such bankruptcy proceeding shall remain subject to Section 7 above.

8.9           Miscellaneous.  If any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, such provision shall be substituted with a provision that most nearly achieves the intent of the Parties and the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.  The Parties acknowledge that this is an enforceable agreement and this Agreement embodies the entire understanding of the Parties with respect to the subject matter of the Agreement.  This Agreement merges and cancels all previous representations or warranties or any other statement with respect to the subject matter of the Agreement.  The terms and conditions of this Agreement may be amended only by a written agreement executed by duly authorized representatives of Plaintiff and Defendant.  No modification or amendment to this Agreement, nor any waiver of any rights, will be effective unless assented to in writing by the Party to be charged, and the waiver of any breach or default will not constitute a waiver of any other right under this Agreement or any subsequent breach or default.  The language of this Agreement has been approved by counsel for each Party and neither Party (nor their respective counsel) shall be deemed to be the draftsman of this Agreement.  Thus, any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the interpretation of this Agreement.  The words “include” and “including” and variations thereof, will not be deemed to be terms of limitation in this Agreement, but rather will be deemed to be followed by the words “without limitation.”  The headings in this Agreement will not be referred to in connection with the interpretation of this Agreement.  This Agreement may be executed in counterparts or duplicate originals, both of which shall be regarded as one and the same instrument, and which shall be the official and governing version in the interpretation of this Agreement.  This Agreement may be executed by facsimile signatures and such signatures shall be deemed to bind each Party as if they were original signatures.

Plaintiff LML Patent Corp. By: Patrick H. Gaines Name: Patrick H. Gaines Title: President	Defendant JP Morgan Chase Bank National Association By: Neil H. Wilcox Name: Neil H. Wilcox Title: Managing Director and Associate General Counsel

EXHIBIT A

PLAINTIFF PATENTS

6,283,366
6,354,491
5,484,988
6,164,528
RE 40,220

EXHIBIT B

STIPULATED MOTION FOR DISMISSAL WITH PREJUDICE

The plaintiff, LML Patent Corp. and defendant JPMorganChase Bank, N.A., pursuant to Fed. R. Civ. P. 41(a)(2) and (c), hereby move for an order dismissing all claims in this action WITH PREJUDICE and dismissing all counterclaims WITH PREJUDICE, subject to the terms of an agreement between the parties entitled “SETTLEMENT AND LICENSE AGREEMENT” and dated March 12, 2012, with each party to bear its own costs, expenses and attorneys’ fees.

A proposed Order accompanies this Motion.
ORDER OF DISMISSAL WITH PREJUDICE

The Court is of the opinion that the Stipulated Motion for Dismissal with Prejudice agreed to by Plaintiff LML Patent Corp (“LML”) and Defendant JPMorgan Chase Bank, N.A. (“Chase”) should be GRANTED.

IT IS THEREFORE ORDERED that the above-entitled cause and all claims made by LML against Chase and all counterclaims made by Chase against LML therein are hereby DISMISSED WITH PREJUDICE to the re-filing of same, subject to the terms of the Settlement and License Agreement between the parties.  All costs and expenses relating to this litigation (including, but not limited to, attorneys’ fees and expert fees and expenses) shall be borne solely by the party incurring the same.  IT IS FURTHER ORDERED that this Court shall retain jurisdiction over this action and the parties for purposes of enforcing the terms of the Settlement and License Agreement entered into by and between the parties.

This is a final judgment as between LML and Chase.

EXHIBIT C

STATEMENT

LML Patent Corp. (“LML”), a wholly-owned, indirect subsidiary of LML Payment Systems Inc. (the “Corporation”) (Nasdaq: LMLP), announced today that it has agreed to terms regarding entering into a Settlement and License Agreement (the “Agreement”) with JP Morgan Chase Bank, N.A. (“JP Morgan”), the last remaining defendant in the litigation filed in November 2008 by LML in the U.S. District Court for the Eastern District of Texas alleging infringement of U.S. Patent No. RE40,220.  The terms of the Agreement include providing JP Morgan with a fully paid-up license to certain LML patents for electronic check conversion transactions including “ARC”, “WEB”, “POP”, “TEL” and “BOC”.  JP Morgan has agreed to pay LML $4,500,000 in connection with the Agreement.  Patrick Gaines, Chief Executive Officer of LML commented, "When faced with the uncertainty surrounding a stay, along with the uncertainty of the ultimate outcome of the litigation as well as the cost and expense that we would have incurred in continuing to prosecute the litigation, we felt that it was in the best interests of LML and its shareholders for us to agree to this settlement amount, which had been proposed and strongly recommended by a court-appointed mediator.  As we wind down our prosecution of the patent litigation, we note that we have obtained in excess of $45 million in settlements from the defendants in the patent litigation, which we believe has and will continue to help us greatly as we continue to focus on building our core business.”